EXHIBIT 99.3

================================================================================

                                  FloridaFirst
                                  Bancorp, Inc.


                                   Conversion


                                    Valuation

                                    Appraisal




                      Date Issued:                September 5, 2000

                      Date of Market Prices:      August 25, 2000


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




                                Table of Contents
                           FloridaFirst Bancorp, Inc.
                                Lakeland, Florida


Introduction                                                                 1
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1.  Overview and Financial Analysis                                          4
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   GENERAL OVERVIEW                                                          4
   HISTORY                                                                   5
   STRATEGIC DIRECTION                                                       6
   BALANCE SHEET TRENDS                                                      8*
   LOAN PORTFOLIO                                                           10*
   SECURITIES                                                               13*
   INVESTMENTS AND MORTGAGE-BACKED SECURITIES                               14*
   ASSET QUALITY                                                            15*
   FUNDING COMPOSITION                                                      18*
   ASSET/LIABILITY MANAGEMENT                                               20*
   NET WORTH AND CAPITAL                                                    21*
   INCOME AND EXPENSE TRENDS                                                22*
   SUBSIDIARIES                                                             27*
   LEGAL PROCEEDINGS                                                        27*


2.  Market Area Analysis                                                    28*
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   MARKET AREA DEMOGRAPHICS                                                 28*
   MARKET AREA DEPOSIT CHARACTERISTICS                                      34*


3.  Comparisons with Publicly Traded Thrifts                                41*
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   INTRODUCTION                                                             41*
   SELECTION SCREENS                                                        41*
   SELECTION CRITERIA                                                       43*
   COMPARABLE GROUP PROFILES                                                44*


4.  Market Value Determination                                              50*
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   INTRODUCTION                                                             50*
   BALANCE SHEET STRENGTH                                                   51*
   ASSET QUALITY                                                            54*
   EARNINGS QUALITY, PREDICTABILITY AND GROWTH                              55*
   MARKET AREA                                                              59*

* Filed in accordance with Rule 202 of Regulation S-T.

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

   MANAGEMENT                                                               60*
   DIVIDENDS                                                                61*
   LIQUIDITY OF THE ISSUE                                                   63*
   RECENT REGULATORY MATTERS                                                64*
   MARKET FOR SEASONED THRIFT STOCKS                                        65*
   ACQUISITION MARKET                                                       70*
   ADJUSTMENTS TO VALUE                                                     72*


5.  Other Adjustments                                                       73*
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   INTEREST RATE RISK                                                       73*
   SECOND STEP CONVERSIONS                                                  74*
   SUBSCRIPTION INTEREST                                                    77*
   OFFERING SIZE                                                            81*
   FLORIDA MARKET                                                           82*


6.  Valuation                                                               83
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   VALUATION APPROACH                                                       83
   VALUATION CONCLUSION                                                     88


* Filed in accordance with Rule 202 of Regulation S-T.

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
                                List of Figures**
                           FloridaFirst Bancorp, Inc.
                                Lakeland, Florida

Figure 1 - Current Branch List                                                                                    4
Figure 2 - Asset and Retained Earnings Chart                                                                      8
Figure 3 - Key Balance Sheet Data                                                                                 9
Figure 4 - Key Ratios                                                                                             9
Figure 5 - Net Loans Receivable Chart                                                                            10
Figure 6 - Loan Mix as of June 30, 2000 Chart                                                                    11
Figure 7 - Loan Mix                                                                                              12
Figure 8 - Securities Chart                                                                                      13
Figure 9 - Investment Mix                                                                                        14
Figure 10 - Non-Performing Assets Chart                                                                          15
Figure 11 - Non-Performing Assets                                                                                16
Figure 12 - Allowance for Possible Loan and Lease Losses Chart                                                   17
Figure 13 - Deposit and Borrowing Trend Chart                                                                    18
Figure 14 - Deposit Mix                                                                                          19
Figure 15 - Net Portfolio Value                                                                                  20
Figure 16 - Regulatory Capital Adequacy                                                                          21
Figure 17 - Net Income Chart                                                                                     22
Figure 18 - Average Yields and Costs                                                                             23
Figure 19 - Spread and Margin Chart                                                                              24
Figure 20 - Income Statement Trends                                                                              25
Figure 21 - Profitability Trend Chart                                                                            26
Figure 22 - Population Demographics                                                                              28
Figure 23 - Population Demographics                                                                              29
Figure 24 - Population Demographics                                                                              30
Figure 25 - Household Characteristics                                                                            31
Figure 26 - Household Characteristics                                                                            32
Figure 27 - Household Characteristics                                                                            33
Figure 28 - Cortez Market Area                                                                                   34
Figure 29 - Downtown Lakeland Market Area                                                                        35
Figure 30 - Grove Park Market Area                                                                               35
Figure 31 - Highlands Market Area                                                                                36
Figure 32 - Interstate Market Area                                                                               36
Figure 33 - Scott Lake Market Area                                                                               37
Figure 34 - West Bradenton Market Area                                                                           37
Figure 35 - Winter Haven North Market Area                                                                       38
Figure 36 - Winter Haven South Market Area                                                                       38
Figure 37 - Bradenton Palmbrush Trail Market Area                                                                39
Figure 38 - Lakeland Griffin Road Market Area                                                                    39
Figure 39 - Winter Haven Cypress Gardens Blvd Market Area                                                        40
Figure 40 - Screening Results                                                                                    42
Figure 41 - Comparable Group                                                                                     42
Figure 42 - Key Financial Indicators                                                                             48
Figure 43 - Key Balance Sheet Data                                                                               51
Figure 44 - Balance Sheet Growth Data                                                                            52
Figure 45 - Capital Data                                                                                         53
Figure 46 - Asset Quality Table                                                                                  54
Figure 47 - Net Income Chart                                                                                     56

** Filed in accordance with Rule 202 of Regulation S-T.

-------------------------------------------------------------------------------------------------------------------



                                List of Figures**
                           FloridaFirst Bancorp, Inc.
                                Lakeland, Florida


Figure 48 - Profitability Data                                                                                   57
Figure 49 - Income Statement Data                                                                                58
Figure 50 - Dividends Data                                                                                       62
Figure 51 - Market Capitalization Data                                                                           63
Figure 52 - SNL Thrift Index Chart                                                                               65
Figure 53 - Historical SNL Index                                                                                 66
Figure 54 - Equity Indices                                                                                       68
Figure 55 - Historical Market Indices                                                                            68
Figure 56 - Historical Rates                                                                                     69
Figure 57 - Deals for Last Twenty Two Quarters                                                                   70
Figure 58 - Deal Multiples                                                                                       71
Figure 59 - Interest Rate Risk Guidelines for OTS Thrifts                                                        73
Figure 60 - Second Step Trading Multiples                                                                        74
Figure 61 - Recent Second Step Conversions                                                                       75
Figure 62 - Recent Standard Conversion Performance                                                               78
Figure 63 - Standard Conversion Pro Forma Pricing Multiples                                                      80
Figure 64 - Industry Multiples By Market Capitalization                                                          81
Figure 65 - Florida relative to the Industry                                                                     82
Figure 66 - Value Range Offering Data                                                                            85
Figure 67 - Value Range Offering Data                                                                            85
Figure 68 - Comparable Pricing Multiples to the Bank's Pro forma Midpoint                                        86
Figure 69 - comparable pricing Multiples to the Bank's Pro Forma SuperMaximum                                    86
Figure 70 - Recent Second Step Conversion Trading Multiples to the Bank's Pro forma Midpoint                     86
Figure 71 - National Trading Multiples to the Bank's Pro forma Midpoint                                          87
Figure 72 - Florida Trading Multiples to the Bank's Pro forma Midpoint                                           87
Figure 73 - Details on the Estimated Valuation Range                                                             88

**  Filed in accordance with Rule 202 of Regulation S-T.


-------------------------------------------------------------------------------------------------------------------


                                List of Exhibits***
                           FloridaFirst Bancorp, Inc.
                                Lakeland, Florida

   Exhibit
--------------

            1  Profile of FinPro, Inc.
            2  Consolidated Statements of Financial Condition
            3  Consolidated Statements of Operations
            4  Reconciliation of TFR Statement of Operations to Consolidated Statements  of  Operations
            5  Consolidated Statements of Changes in Shareholder's Net Worth
            6  Consolidated Statements of Cash Flows
            7  Selected Data on All Public Thrifts
            8  Industry Multiples
            9  Recent Standard Conversions 1998 to Date
           10  Second Step Conversions 1998 to Date
           11  Appraisal Pro Forma June 30, 2000 - 12 Months Data
           12  Offering Circular Stub Pro Forma June 30, 2000 - 9 Months Data
           13  Offering  Circular Pro Forma December 31, 1999 - 12 Months Data


***  Filed in accordance with Rule 202 of Regulation S-T.

--------------------------------------------------------------------------------

Conversion Valuation Appraisal Report                                    Page: 1
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Introduction

This report represents FinPro, Inc.'s ("FinPro") independent appraisal of the estimated pro forma market value of the common stock (the "Common Stock") in connection with the conversion and reorganization of FloridaFirst Bank (the "Bank") from the two-tier mutual holding company structure to the stock holding company structure (the "Conversion"). The Bank is currently a wholly owned subsidiary of FloridaFirst Bancorp, a federal corporation (the "Mid-Tier"), which is the wholly owned subsidiary of FloridaFirst Bancorp MHC (the "MHC"), both of which will be merged out of existence, and the Bank will become a wholly owned subsidiary of the FloridaFirst Bancorp, Inc (the "Company"). The Bank is headquartered in Lakeland, Florida and at June 30, 2000 had $569.0 million in assets, $357.5 million in deposits and $59.4 million in stockholders' equity. The Bank is a federally chartered savings bank whose principal regulator is the Office of Thrift Supervision ("OTS"). All of the Bank's deposit accounts, up to the regulatory limits, are insured by the Savings Bank Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). As of June 30, 2000, the Bank maintained eight branch offices located in Polk and Manatee Counties, all of which are located in Florida.

This appraisal has been prepared in accordance with Regulation 563b.7 and with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Banks Converting from Mutual to Stock Form of Organization" of the OTS which have been adopted in practice by the FDIC, including the most recent revisions as of October 21, 1994, and applicable regulatory interpretations thereof.

In the course of preparing our report, we reviewed the unaudited financial statements of the Bank's and the Mid-Tier's (hereinafter, collectively referred to as the "Bank") operations for the nine month period ended June 30, 2000 and the Bank's audited financial statements for the twelve month period ended September 30, 1999. We have conducted due diligence analysis of the Bank and the Company and held due diligence related discussions with the Bank's management and board, KPMG LLP (the Bank's independent audit firm), Malizia Spidi & Fisch, PC (the Bank's special counsel), Sandler O'Neill & Partners, L.P. (the Bank's financial and marketing advisor). The valuation parameters set forth in the appraisal were predicated on these discussions but all conclusions related to the valuation were reached and made independent of such discussions.


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Conversion Valuation Appraisal Report                                    Page: 2
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The Company is offering a minimum of 2,326,877 shares and a maximum of 3,147,952 shares of common stock (the "Conversion Stock") at $10.00 per share to persons with priority subscription rights in a subscription offering and to other members of the public in a community offering (the "Offerings"). These shares represent the MHC's ownership interest in the Mid-Tier Holding Company based on an independent appraisal, which may be increased by up to 15% without resolicitation. The table below sets forth information regarding the sale of Conversion Stock in the Offerings.

The Company will issue a minimum of 1,753,123 shares and a maximum of 2,372,048 shares of common stock (the "Exchange Shares") to the shareholders of the Mid-Tier Holding Company (other than the MHC) in exchange for their Mid-Tier Holding Company common stock (the "Exchange"). The Company will not pay or receive any cash in the Exchange, except that cash will be paid in lieu of fractional shares. The number of Exchange Shares to be issued is dependent upon the amount of Conversion Stock sold, with an exchange ratio designed to provide the Mid-Tier Holding Company's shareholders (other than the MHC) with approximately the same percentage ownership interest in the Company that they have in the Mid-Tier holding Company.

The sum of the Conversion Stock and the Exchange Shares represents the total amount of Common Stock to be issued in the Conversion, which sum is a minimum of 4,080,000 shares and a maximum of 5,520,000 shares. If the independent appraisal were increased by 15%, the adjusted maximum amount of Conversion Stock, Exchange Shares and total shares would be increased to 3,620,179 shares and 2,727,821 shares 6,348,000 shares, respectively.

The Mid-Tier Holding Company common stock is currently quoted on the NASDAQ Stock Market under the symbol "FFBK." The Company has applied to the NASDAQ Stock Market under the same symbol upon completion of the Conversion.



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Conversion Valuation Appraisal Report                                    Page: 3
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In  preparing  our  valuation,  we relied  upon and  assumed  the  accuracy  and completeness of financial and other information provided to us by the Bank and its independent accountants. We did not independently verify the financial statements and other information provided by the Bank and its independent accountants, nor did we independently value any of the Bank's assets or liabilities. This estimated valuation considers the Bank only as a going concern and should not be considered as an indication of its liquidation value.

Where appropriate, we considered information based upon other publicly available sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Bank's primary market area and reviewed the market area economic condition. We also reviewed the competitive environment in which the Bank operates and its relative strengths and weaknesses. We compared the Bank's performance with selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for savings institutions in particular. Our analysis included a review of the estimated effects of the Reorganization on the Bank, operation and expected financial performance as they related to the Bank's estimated pro forma value.

Our valuation is not intended, and must not be construed, to be a recommendation of any kind as the advisability of purchasing shares of Common Stock in the Conversion and Reorganization. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of Common Stock in the Conversion and Reorganization will thereafter be able to sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. FinPro is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by FinPro shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The estimated valuation herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank's financial condition, operating performance, management policies and procedures, and current conditions in the securities market for thrift institution common stock. Should any such developments or changes, in our opinion, be material to the estimated pro forma market value of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained at that time.

Conversion Valuation Appraisal Report                                    Page: 4
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1.  Overview and Financial Analysis

    -------------------------------
           GENERAL OVERVIEW
    -------------------------------

As of June 30, 2000, the Mid-Tier had $569.0 million in total assets, $357.5 million in deposits, $432.5 million in net loans and $59.4 million in equity.

The following table shows the Bank's branch network as of June 30, 2000.

                         FIGURE 1 - CURRENT BRANCH LIST

Location            Address                                         Owned/Lease
--------------------------------------------------------------------------------

Corporate           205 East Orange Street, Lakeland                  Owned

Downtown            205 East Orange Street, Lakeland                  Owned

Interstate          4012 Lakeland Hills Boulevard, Lakeland           Owned

Highlands           4400 South Florida Avenue, Lakeland               Owned

Grove Park          1817 Crystal Lake Drive, Lakeland                 Owned

Scott Lake          1011 East County Road 540-A, Lakeland             Owned

Winter Haven North  1483 6th Street NW, Winter Haven                  Owned

Winter Haven South  448 Cypress Gardens Boulevard, Winter Haven       Owned

West Bradenton      4601 Manatee Avenue, Bradenton                    Owned

Cortez              497 Cortez Road West, Bradenton                   Leased(1)

Residential Lending 301 3rd Street NW, Suite 208, Winter Haven        Leased(2)
Office

Check Servicing     814 E. Parker Street, Lakeland                    Owned
Center

(1) This is a 5 year lease that terminates December 31, 2003, but has two three-year renewal options
(2)  This is a yearly renewable lease



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Conversion Valuation Appraisal Report                                    Page: 5
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    -------------------------------
               HISTORY
    -------------------------------



1934 First Federal Savings and Loan Association of Lakeland is chartered and joined the FHLB system

1957 Re-located  Downtown  and  Corporate  offices to 205 East Orange  Street in
     Lakeland

1961 Opened Grove Park retail office at 1817 Crystal Lake Drive in Lakeland

1972 Opened Highlands retail office at 4400 South Florida Avenue in Lakeland

1972 Opened Cortez retail office in Bradenton

1978 Opened  Winter  Haven North retail  office at 1483 6th Street  Northwest in
     Winter Haven

1985 Opened  Interstate  retail  office  at 4012  Lakeland  Hills  Boulevard  in
     Lakeland

1989 Opened West Bradenton retail office at 4601 Manatee Avenue in Bradenton

1995 Opened Winter Haven South retail office at 448 Cypress Gardens Boulevard in
     Winter Haven

1997 Opened Scott Lake retail office at 1011 East County Road 540-A in Lakeland

1998 Re-located Cortez retail office to 497 Cortez Road West in Bradenton

1999 Reorganized from a federally chartered mutual savings institution to a federally chartered stock savings institution. First Federal becomes a wholly owned subsidiary of FloridaFirst Bancorp, the majority of whose shares are owned by the Mutual Holding Company. FloridaFirst Bancorp sells a minority percentage of its common stock in the offering to First Federal's members and the general public.

1999 Changed Bank name to FloridaFirst Bank in August 1999

Conversion Valuation Appraisal Report                                    Page: 6
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    -------------------------------
         STRATEGIC DIRECTION
    -------------------------------


The Board of Directors and management have developed expansion plans that includes three de novo branches within its existing market area and deployment of a strategic plan. By seeking to broaden the range of its products and services offered, the Bank believes such strategy will offset the declining margins in the competitive market for one to four family residential mortgage loans. The strategic plan includes:

     o Increasing the percentage of higher yielding and more interest sensitive assets,

     o Increasing the percentage of commercial and consumer loans and commercial deposit accounts, among other products,

     o    Increasing alternative sources of cash at reasonable rates,

     o    Increasing sources of noninterest income,

     o Installing a new customer delivery software to enhance the sales efforts,

     o    Enhancing both our data and voice communications systems,

     o    Upgrading the computer network for enhance the sales efforts,

     o Implementing internal and external networks to improve communications and productivity, and

     o Investigation of alternative delivery systems, including an Internet banking solution and enhanced call center strategy.

Highlights of the business strategy are as follows:

Community-Oriented Institution. Based on total assets, FloridaFirst Bank is the largest independent financial institution in Polk County, Florida. FloridaFirst Bank is committed to meeting the financial needs of the communities in which it operates. Management believes that FloridaFirst is large enough to provide a full range of personal and business financial services, and yet is small enough to provide such services in a personalized and efficient manner. FloridaFirst Bank has recently added several convenience services to enhance its capabilities as a full service community bank, including the issuance of debit cards and placing automated teller machines at five of its branches and at the end of 1999, all of the branches were equipped with automated teller machines. It is FloridaFirst Bank's current plan to deliver the products and services that meet the needs of its customer, including internet banking and telephone banking services.


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Conversion Valuation Appraisal Report                                    Page: 7
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Market Focus.  FloridaFirst Bank continues to review all opportunities  that may benefit its business in its current market area. In 2001 and 2002, FloridaFirst Bank will open a total of 3 de novo branches in Polk and Manatee Counties, Florida.

Commercial Banking. FloridaFirst Bank continues to expand its lending programs for commercial business and commercial real estate loans in an effort to satisfy a perceived need within its market area and increase its loan portfolio.
FloridaFirst Bank continues to realize a positive impact on it net interest margin since commercial customers generally provide a higher loan yield and a source of lower cost funds. The risks of commercial lending relate to the source of repayment of the loan, which is weighted toward the ability to repay versus being primarily collateral dependent.

In 1998, FloridaFirst Bank hired a senior commercial loan officer to head up the lending credit activities and two additional commercial loan staff members were added to support its increased activities in the area. To further enhance its transition to a full service community bank, FloridaFirst Bank expects to hire additional personnel experienced in commercial lending and will increase its marketing efforts on smaller businesses operating in its market areas.

Conversion Valuation Appraisal Report                                   Page: 83
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6.  Valuation


------------------------------
     VALUATION APPROACH
------------------------------


In appraising the pro forma market value of the Bank, FinPro began by applying the accepted valuation methodology promulgated by the regulators, i.e., the pro forma market value approach, four key pricing multiples were considered. The four multiples include:

o    Price to earnings ("P/E")

o    Price to tangible book value ("P/TB")

o    Price to book value ("P/B")

o    Price to assets ("P/A")

All of the approaches were calculated on a pro forma basis including the effects of the conversion proceeds. FinPro targeted the pricing multiple of the Comparable Group and adjusted for the fundamentals discussed in section four.

The Comparables do not have all of the characteristics of the Bank in this transaction. These other characteristics of the Bank can reasonably be expected to impact the valuation of the Bank in the marketplace. As such, FinPro adjusted for these other characteristics in section five. These characteristics included:

o    Interest Rate Risk

o    Second Steps

o    Subscription Interest

o    Offering Size

o    Florida Market

Conversion Valuation Appraisal Report                                   Page: 84
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Based upon the OTS proposed ruling for thrift  conversions,  a greater  emphasis was placed on earnings rather than the other factors. Specifically, the OTS has required the business plan filed as part of the conversion ". . . should demonstrate the ability to realize a reasonable return on equity." The proposed ruling also states that the "OTS recognizes that investor requirements vary with time and market conditions . . ." The proposed rule goes on the say: "Generally, returns should be considered in relation to trends for publicly-traded thrift and bank stocks, broader equity market returns, and the general level of interest rates. At a minimum, the projected return on equity should exceed, by a margin reflecting relative investment risk, the institution's rates on long term certificates of deposits." These statements suggest that the OTS is attempting to prevent institutions from raising too much capital and that they understand the importance of earnings going forward.

In a second step, the appraisal must equally weigh the fairness of the value to both the existing minority shareholders, as well as new equity investors. These interests are at odds as the existing shareholders desire a higher value and thus a higher exchange ratio, while the new equity investors desire a lower value. This valuation gave equal weight to both the existing minority shareholders and the new investors.

FinPro's estimated value range was designed to provide standard conversion pricing toward the low end of the range, while accounting for the exchange of the minority shareholders at the high end of the range.

FloridaFirst Bancorp (MHC) closed at $11.50 per share on August 25, 2000. This would equal an exchange ratio of 1.1500, which is between the maximum and the supermaximum of the estimated value range. If the offering were to close with an exchange ratio below 1.1500, existing shareholders could see their value diluted. However, the second step would benefit the minority shareholders in the form of increased liquidity, the addition of an exit strategy and book value accretion.

With this estimated value range, FinPro will let the market decide whether the Bank should be priced closer to standard conversions at the low end of the range or closer to the exchange value at the high end of the range.

Based upon the premiums and discounts defined in the section above, the Bank pricing at the midpoint is estimated to be $48,000,000. Based upon a range below and above the midpoint value, the relative values are $40,800,000 at the minimum and $55,200,000 at the maximum respectively. At the supermaximum of the range, the offering value would be $63,480,000.

Conversion Valuation Appraisal Report                                   Page: 85
================================================================================


This equates to exchange ratios of 0.7628, 0.8975, 1.0321, and 1.1869 at the minimum, midpoint, maximum and supermaximum, respectively. As such, the Bank would raise gross proceeds of $23,268,770, $27,372,990, $31,479,520 and
$36,201,790 at the minimum, midpoint, maximum and supermaximum of the EVR, respectively.

At the various levels of the estimated value range, the offering would result in the following offering data:

                     FIGURE 66 - VALUE RANGE OFFERING DATA*

             * Filed in accordance with Rule 202 of Regulation S-T.


Source:  FinPro Inc. Pro forma Model

                     FIGURE 67 - VALUE RANGE OFFERING DATA*

             * Filed in accordance with Rule 202 of Regulation S-T.


Source:  FinPro Inc. Pro forma Model and SNL Securities, Inc.

Conversion Valuation Appraisal Report                                   Page: 88
================================================================================

    ------------------------------
         Valuation Conclusion
    ------------------------------


It is, therefore, our opinion that as of August 25, 2000, the estimated pro forma market value of the Bank in a full offering was $48,000,000 at the midpoint of a range with a minimum of $40,800,000 to a maximum of $55,200,000 at 15% below and 15% above the midpoint of the range respectively. Assuming an adjusted maximum value of 15% above the maximum value, the adjusted maximum value or supermaximum value in a full offering is $63,480,000. The stock will be issued at $10.00 per share. At the midpoint of the EVR, 2,062,701 shares will be exchanged and 2,737,299 conversion shares will be issued based on an exchange ratio of 0.8975.


             Figure 73 - Details of The Estimated Valuation Range*

             * Filed in accordance with Rule 202 of Regulation S-T.


Pro forma comparisons of the Bank's value range with the Comparable Group, all public thrifts, Florida public thrifts and second step conversions are shown in
Exhibit 11.